Exhibit 99

June 30, 2008

For immediate release

The Carphone Warehouse Group PLC Announces Results of Extraordinary
General Meeting;

Transaction with Best Buy Completed

June 30, 2008 (London and Minneapolis) — The Carphone Warehouse Group PLC and Best Buy Co., Inc. (NYSE: BBY) today announced the closing of their transaction to create a new venture aimed at addressing the evolving consumer electronics needs of European consumers, following the passing of resolutions relating to the transaction with Best buy at the extraordinary general meeting held today by The Carphone Warehouse.

As a result of the passing of these resolutions, all conditions relating to the completion of the transaction have now been satisfied or waived, and the transaction is therefore now complete in all respects.

To effect the transaction, earlier today Best Buy paid The Carphone Warehouse cash consideration of approximately £1.1 billion ($2.1 billion).The consideration was comprised of cash on hand of $1.1 billion and $1.0 billion of debt proceeds. The debt proceeds were derived from bank line borrowings of approximately $500 million and five-year senior note proceeds of approximately $500 million. The effective date of the transaction is the close of business June 28, 2008, the end of The Carphone Warehouse’s fiscal first quarter.

The closing of the transaction marks the formation of a new company comprised of The Carphone Warehouse’s existing retail and mobile service businesses. These businesses consist of more than 2,400 stores in nine European countries under the Carphone Warehouse and Phone House brands and The Carphone Warehouse’s share of its existing relationships with Best Buy. Both The Carphone Warehouse and Best Buy each now own 50 percent of the new company. The Carphone Warehouse continues to own 100 percent of its fixed line telecoms business in the U.K., comprising TalkTalk, AOL Broadband and Opal; and its share of the Virgin Mobile France joint venture.

For Further Information

For analyst and institutional inquiries
Peregrine Riviere	07909 907193
Carla Bloom	07891 094542
Jennifer Driscoll	612 291 6110
Charles Marentette	612 291 6184
Wade Bronson	612 291 5693

For media inquiries

Shane Conway	07932 199 659

Anthony Carlisle (Citigate Dewe Rogerson)

07973 611 888

020 7638 9571
Sue Busch	612 291 6114

Best Buy’s Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the U.S. Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect Best Buy management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: failure to receive necessary approvals for the transaction; failure to achieve anticipated benefits of the transaction; and integration challenges relating to the new venture.  Other factors include the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, Best Buy’s ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on overall profitability. A further list and description of risks, uncertainties and other matters can be found in Best Buy’s annual report and other reports filed from time to time with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 30, 2008. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About The Carphone Warehouse Group PLC

The Carphone Warehouse is Europe’s largest independent retailer of mobile phones and related services, with over 2,400 stores across nine countries.  Our proposition is to offer customers impartial advice across the widest range of handsets, networks and tariffs in the market.  We trade as The Carphone Warehouse in the U.K. and Ireland, and as Phone House in our other European markets.  In addition, under the TalkTalk and AOL brands we are a leading provider of residential telecoms services in the U.K., with over 2.7 million broadband customers and 2.7 million voice customers. The business was founded in 1989 by CEO Charles Dunstone.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) operates an international portfolio of brands with a commitment to growth and innovation.  Our employees strive to provide customers around the world with superior experiences by responding to their unique needs and aspirations.  We sell consumer electronics, home-office products, entertainment software, appliances and related services through approximately 1,300 retail stores across the United States, throughout Canada and in China. Our multi-channel operations include: Best Buy (BestBuy.com, BestBuy.ca, BestBuy.com.cn and Best BuyMobile.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com), Jiangsu Five Star Appliance Co. (Five-Star.cn) and Speakeasy (Speakeasy.net). Best Buy supports the communities in which its employees work and live through volunteerism and grants that benefit children and education.